Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

P10, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.001 per share	Other	9,000,000(1)	$11.245	$101,205,000	$0.000110200	$11,152.79

Total Offering Amounts						$$0.000110200	$11,152.79

Total Fee Offsets							—

Net Fee Due							$11,152.79

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Class A common stock, par value $0.001 per share (the “Common Stock”), of P10, Inc. (the “Registrant”) that become issuable under the P10, Inc. 2021 Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on a price of $11.245 per share of Common Stock, which is the average of the high and low price per Common Share as reported by on The New York Stock Exchange on January 24, 2023.